EXHIBIT 99.1
FOR IMMEDIATE RELEASE


For Investor Relations Contact:                          For Product and Trade
Michael Manahan, CFO                                     Relations Contact:
PracticeXpert, Inc.                                      Louis Landon
310-815-3500                                             Mohajer, Philpy & Hiles
mike@pxpert.com                                          310-234-3200
                                                         llandon@mphpr.com


                PracticeXpert Converts $4 Million Debt to Equity

LOS ANGELES, Calif., July 12, 2005 - PracticeXpert, Inc. (OTCBB: PXPT), today announced that it has converted $4 million in debt into equity. Under the terms of the conversion and in agreement with the creditor, the $4 million debt was converted into stock priced at $.40 per share, resulting in the issuance of 10 million shares of common stock of the company to the creditor. The conversion was effective June 30, 2005.

Commenting on the conversion, Michael Manahan, chief financial officer of PracticeXpert stated, "We are very pleased that one of our creditors agreed to allow us to convert our largest single liability into equity, and at a price substantially above our current market price. This conversion eliminates $4 million in debt from our balance sheet, and increases our equity by the same amount. Further, it eliminates the need to pay back this debt. Consequently, the cash flow from operations that might have otherwise been used to pay on this note in the future can be used to grow our business."

About PracticeXpert, Inc.

PracticeXpert provides turn-key practice management services and technology solutions to medical practitioners that improve operational efficiencies and enhance cash flow. PracticeXpert offerings include medical billing, accounts receivable management, practice management, transcription, consulting, seminars, practice management software, electronic medical records software and related services. PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about PracticeXpert, Inc. (OTCBB:PXPT), visit our website at www.practicexpert.com.


Note: Any statements released by PracticeXpert, Inc. that are forward- looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the Company's business prospects and performances. These include economic, competitive, governmental, technological and other factors discussed in the statements and in the Company's filings with the Securities and Exchange Commission.

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